Exhibit 99.1

GNC forms strategic partnership with International Vitamin Corporation (IVC)

Joint venture to generate meaningful manufacturing efficiencies and support GNC’s innovation and growth initiatives

GNC to receive approximately $176 million ($101 million received in 2019) from International Vitamin

Corporation (“IVC”) and in exchange for Nutra manufacturing and Anderson facility net assets, and will initially retain a 43% interest in the new joint venture with IVC

PITTSBURGH – MARCH 5, 2019 – GNC Holdings, Inc. (NYSE: GNC), a leading global health and wellness brand, today announced an agreement to integrate its manufacturing division with IVC, a global leader in vitamins and nutritional supplement manufacturing through a strategic joint venture. Under the terms of the agreement, GNC will receive an aggregate of $101 million from IVC in exchange for the net assets of the Nutra manufacturing facility and the Anderson facility and will retain an initial 43 percent ownership in the joint venture. Over the next four years, GNC will receive an additional $75 million, adjusted up or down based on the joint venture’s future performance, from IVC as IVC’s ownership of the joint venture increases to 100%. The joint venture will be responsible for the manufacturing of the products produced today by Nutra.

“This strategic joint venture brings together IVC’s industry-leading manufacturing expertise and efficiency with our innovation and product development capabilities,” said Ken Martindale, Chairman and CEO of GNC.

Under the joint venture agreement, GNC teams will continue to be responsible for product development and innovation, while IVC will manage manufacturing and integrate into GNC’s supply chain. The joint venture intends to leverage IVC’s robust manufacturing processes and stable supply of low cost raw materials with the combined buying power of both organizations to generate meaningful cost savings.

“This partnership with IVC will provide us a level of efficiency we could not have achieved on our own while allowing our team to continue focusing on delivering high quality, innovative products to our customers,” Martindale said. “IVC has capacity to scale up, giving us room for future growth and supporting our global expansion plans without the need for significant future capital investment.”

IVC manufacturing facilities utilize vertical supply chain integration and state of the art manufacturing technologies for both high volume and flexible needs resulting in efficient production costs. The company has well developed, end-to-end manufacturing capabilities and more than a million square feet of manufacturing, packaging, warehousing and distribution facilities in the U.S. With existing facilities in Europe and China, the company is targeting further growth internationally in Europe, Australia and Canada.

“This venture demonstrates the value of IVC’s highly differentiated manufacturing platform. GNC, one of the most trusted and innovative supplement brands in the world will now have the ability to devote even greater resources to new product development and brand expansion, while IVC’s manufacturing expertise will deliver high quality at competitive costs,” said Steven Dai, President & CEO of IVC.

GNC was advised in the transaction by William Hood & Company, LLC and Latham & Watkins, LLP. IVC was advised in the transaction by Ernst & Young Capital Advisors, LLC and Sidley Austin LLP.

About GNC

GNC Holdings, Inc. (NYSE: GNC)—is a global health and wellness brand that helps people live well. The company is known and trusted for quality performance and nutritional supplements, and its broad assortment features innovative private-label products as well as national recognized third-party brands, many of which are exclusive to GNC.

GNC’s diversified, omni-channel business model has global reach and a well-recognized, trusted brand, and provides customers with excellent service, product knowledge and solutions. The company reaches consumers worldwide through company-owned retail locations, and domestic and international franchise activities, and e-commerce. GNC also has exceptional innovation and product development capabilities, manufactures products for third parties and generates revenue through corporate partnerships. As of December 31, 2018, GNC had approximately 8,400 locations, of which approximately 6,200 retail locations are in the United States (including approximately 2,200 Rite Aid licensed store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Forward-looking statements include statements regarding, among other things, the Company’s future operational performance, including earnings and sales; capital expenditures; strategy and improving market share. Our future performance and actual results may differ materially from those expressed or implied in such forward-looking statements, and investors should not rely on forward looking statements as a prediction of actual results. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements. For additional information on these and other factors that could affect our actual results, see our risk factors, which may be amended from time to time, set forth in our filings with the Securities and Exchange Commission (“SEC”), including our most recent Annual Report on Form 10-K and our Quarterly Reports filed with the SEC. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About International Vitamin Corporation

For more than 50 years, IVC has been producing some of the highest quality dietary supplements for leading retailers in the U.S.—as well as nutritional, prescription and OTC products for blue chip brands throughout the world. IVC’s ability to deliver on innovation, quality and supply chain efficiency has enabled the company to become one of the largest and fastest producers of nutrition health products in the United States and across the globe. IVC directly owns and operates manufacturing and distribution centers throughout the United States, in Europe and in China. The company is leading the way to next generation health and wellness product manufacturing by developing and investing in smart technologies that deliver both high volume and flexible production solutions at the lowest operating costs and at the highest quality levels.

GNC Contacts:

Matt Milanovich, VP—Investor Relations & Treasury, (412) 402-7260; or

John Mills, Partner—ICR, (646) 277-1254

IVC Contact:

Steve Rosenman, Vice President Corporate Marketing & BD, (732) 625-7169